Exhibit 10.8

July 24, 2014

Steven M. Paul, MD

Delivered via email

Re:          Offer of Employment by Voyager Therapeutics, Inc.

Dear Steve:

Voyager Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as President & Chief Executive Officer. As CEO you will report to the Company’s Board of Directors (the “Board”).

Your effective date of hire as a regular, full-time employee (the “Start Date”) will be no later than September 1, 2014, unless another date it agreed to by you and the Company. This is a full-time role and it is understood and agreed that you will not engage in any additional employment, consulting or other business activities (whether full-time or part-time) without prior written consent. Your normal place of work will be Cambridge, MA. It is understood and agreed that you will be on site in Cambridge 4 or 5days per week depending on the week unless you are traveling on behalf of the Company. In addition, the Company will reimburse you for up to 26 business/economy round trip tickets to and from Indiana on an annual basis.

Responsibilities are expected to include, but may not limited to the following:

•      Work with the Board and senior management to formulate and communicate a compelling vision and strategic direction for the company; evaluate alternative strategies; identify competitive issues; capitalize on platform technology and develop and implement operating plans to achieve objectives;

•      Oversee all company activities to ensure Voyager meets its research, development, and financial milestones and all other objectives including clinical, regulatory, and business development;

•      Develop and maintain strategic partnerships with external companies, overseeing critical activities to ensure research and development commitments and related projects are fulfilled;

•      Serve as the primary spokesperson for company, establishing and communicating the company’s vision and image, and enhancing its visibility among potential partners;

•      Build additional organizational experience as needed within the management team. Work with the Board and the senior management team to manage uncertainty while maintaining an entrepreneurial environment;

•      Ensure that qualified research and development and managerial personnel are attracted and retained; manage performance by providing feedback, teaching and development opportunities;

•      Represent Voyager in scientific conferences, presentations, industry and investment groups;

•      Build and maintain solid working relationships with our founders, scientific and clinical advisors, key opinion leaders and investors;

•      Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s mission.

Your base salary for this position will be paid at the rate of $450,000 per year, payable bi-weekly in accordance with the Company’s normal pay schedule. All payments are subject to legally required tax withholdings and authorized deductions.

You will be eligible to participate each year in the Company’s annual bonus plan, as approved by the Board or its Compensation Committee. Your target performance bonus will be 40% of your annual base salary. Your actual bonus will based upon achievement of both corporate and individual goals, as determined by the Board annually after consultation with you. If your termination occurs on or after December 31st of any calendar year in which you worked, but before your annual performance bonus for that year is paid, then you will be paid such annual performance bonus to the extent otherwise earned.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment you will be granted 3,165,000 shares of the Company’s common stock.in the form of restricted stock (the “Restricted Stock Award”).The Restricted Stock Award will be granted following the commencement of your employment. The price of the Restricted Stock Award will be equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Restricted Stock Award is granted. The per share fair market value at the time of this letter agreement is [$0.01] per share. The Restricted Stock Award will be subject to the terms and conditions of the Company’s then-current equity incentive plan and form of restricted stock agreement (the “Equity Documents”). The Restricted Stock Award will vest as follows; 1/48th of the shares will vest on a monthly basis, for four years following the grant date Vesting is contingent on your continued full-time employment with the Company on each vesting date. In addition, for the role you have played for the last twelve months as President, Research & Development & Board Member, you have received 200,000 shares that vest monthly, in arrears. These shares will be fully vested upon grant. In addition, you have received 300,000 founders’ shares. All of your equity awards are subject to the terms and conditions of the Equity Documents.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans and 401(k) Plan subject to the terms and conditions of those plans. Presently, the Company pays for 80% of the premium cost and 100% of the deductible for the medical plan, 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue 15 paid vacation days each year on a prorata basis for the first 5 years of service and receive 12 paid holidays annually in accordance with the Company holiday schedule. (Benefits Summary Attached)

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice.

It is understood that by accepting this offer of employment you will discontinue serving as a Board Member at Constellation, Cerecor, Karuna and will resign your Faculty position at Weill Cornell Medical College. It is our understanding that you will continue to serve in your capacity as a Board or Committee Member at Sage, Alnylam, Sigma Aldrich, Tal Medical, Foundation for the NIH (FNIH) and FDA Science Board. In addition, you will continue to serve as a Venture Partner and Senior Advisor to Third Rock Ventures, participating in the ideation and development of new companies.

Notwithstanding anything to the contrary in the Equity Documents, if either (i) the Company terminates your employment without Cause, or (ii) you resign from your employment with Good Reason, in either event within fifteen (15) months following the consummation of a Sale Event, then all then outstanding stock options and other stock-based awards with time-based vesting held by you as of the date of termination shall immediately accelerate and become fully exercisable or nonforfeitable as of date of termination. The Equity Documents shall otherwise be in full force and effect.

For purposes of this letter agreement,

“Cause” means:

(i) your dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the grantee by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) your material violation of any provision of any agreement(s) between the grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent:

(i)            a material diminution in your base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or

(ii)           (ii) a change of more than 30 miles in the geographic location at which you provides services to the Company, so long as you provide at least ninety (90) days notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within thirty (30) days thereafter.

(iii)          the material diminution in your responsibilities, authority and function after a Sale of the Company;

“Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Sale Event” means:

the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, (v) a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation (as may be amended, restated or otherwise modified from time to time)), or (vi) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.” “Sale Event” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A of the Code.

Enclosed is the Company’s “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Employee Agreement”). This offer of employment is conditioned on you signing and abiding by the terms of the Employee Agreement. You will be required to sign and return the Employee Agreement along with a signed copy of this offer letter.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. This letter agreement and the Equity Documents and the Employee Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter and the Employee Agreement no later than July 28, 2014 at 5:00pm EST. You may sign, scan, and email the letter and Employee Agreement to Susan O’Connor at Voyager Therapeutics.

We look forward to your joining Voyager and are pleased that you will be working with us.

Sincerely,

/s/ Mark Levin
Mark Levin
Acting President & Chief Executive Officer

Accepted and Agreed:

/s/ Steven M. Paul, MD
Steven M. Paul, MD

July 28, 2014
Date